Exhibit 99.1
Page 1 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
Media Contact:
Jose Juves
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
Cambridge, MA, February 15, 2007 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader with leading products and capabilities in oncology, neurology and immunology, today reported its full year and fourth quarter 2006 results.
Full Year 2006 Highlights:
•	Total revenues in 2006 were $2.68 billion, an increase of 11% from $2.42 billion in 2005. The increase was driven primarily by RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement, which were up 14% to $811 million and AVONEX® (interferon beta-1a) sales, which increased 11% to $1.71 billion. During 2006, Biogen Idec also successfully launched RITUXAN in rheumatoid arthritis (RA) and TYSABRI® (natalizumab) in multiple sclerosis (MS).
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), full year 2006 diluted earnings per share (EPS) were $0.63, an increase of 34% over $0.47 in 2005. GAAP net income for 2006 was $218 million, an increase of 35% over 2005 GAAP net income of $161 million.
•	Non-GAAP diluted EPS for 2006 were $2.25, an increase of 43% over 2005. Non-GAAP net income for 2006 was $777 million, an increase of 43% over 2005 non-GAAP net income of $542 million. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense and the cumulative effect of an accounting change relating to the adoption of the stock option expensing rules, and other items.

Page 2 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “In 2006, we built a strong foundation for future growth by executing against three key value drivers for the company. First, we significantly reinvested in the pipeline through partnerships, acquisitions, and strong internal development work, and today we have three compounds in registrational trials. Second, we successfully launched two products: RITUXAN in rheumatoid arthritis and TYSABRI for multiple sclerosis in the U.S. and Europe. With the introduction of a new therapeutic option for treating multiple sclerosis, we have found the MS community increasingly focused on TYSABRI’s efficacy. Third, we made these investments while maintaining the core business, growing revenue by 11%, and we are on track to achieve 20% annualized non-GAAP diluted EPS growth for 2003 — 2007.”
Fourth Quarter 2006 Highlights:
•	Fourth quarter revenues were $708 million, an increase of 12% from $633 million in the prior year, driven primarily by AVONEX sales up 6% to $439 million and RITUXAN revenues from the unconsolidated joint business arrangement up 20% to $218 million.
•	Fourth quarter 2006 GAAP diluted EPS were $0.32, an increase of 100% from $0.16 in the fourth quarter of 2005. GAAP net income for the quarter was $109 million, an increase of 95% from $56 million in the prior year.
•	Fourth quarter 2006 non-GAAP diluted EPS were $0.53, an increase of 10% over non-GAAP diluted EPS of $0.48 in the fourth quarter 2005. Non-GAAP net income for the fourth quarter was $184 million, an increase of 11% over non-GAAP net income of $165 million in the fourth quarter of 2005. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense and the cumulative effect of an accounting change relating to the adoption of the stock option expensing rules, and other items.
•	Global in-market net sales of TYSABRI in the fourth quarter of 2006 were $30 million, comprised of $23 million in the U.S. and $7 million in Europe. Based on our collaboration structure with Elan, Biogen Idec recognized revenue of $18 million related to TYSABRI in the fourth quarter of 2006.
Financial Performance
On a non-GAAP basis, Biogen Idec reported net income of $184 million in the fourth quarter of 2006 and $777 million for the full year 2006. Non-GAAP diluted EPS were $0.53 for the fourth quarter of 2006 and $2.25 for the full year 2006.
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $109 million (or diluted EPS of $0.32) in the fourth quarter of 2006 and net income of $218 million (or diluted EPS of $0.63) for the full year 2006. The reconciling items between GAAP net income and diluted GAAP EPS and adjusted non-GAAP net income and diluted non-GAAP EPS in the fourth quarter, as itemized in Table 3 within this press release, were primarily as follows:

Page 3 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
•	Pre-tax charges of $60 million for the amortization of intangibles relating to the 2003 Biogen and Idec merger and the acquisitions of Conforma and Fumapharm;
•	Pre-tax loss of $28 million on the settlement of a license agreement with Fumedica;
•	Pre-tax gain of $16 million on the sale of our Bio-1 research facility located in Cambridge, MA;
•	Pre-tax share-based payment expense under FAS 123R of $8 million (or $0.01 per share), primarily employee stock option expense; and
•	Tax benefit relating to the pre-tax items listed above.
Revenue Performance
Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of MS, increased 6% in the fourth quarter to $439 million. Full year AVONEX sales increased 11% to $1.71 billion. In 2006, U.S. sales increased 9% to $1.02 billion and international sales increased 13% to $685 million.
Revenues for the fourth quarter and full year 2006 included $218 million and $811 million, respectively, from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and RA that Biogen Idec co-promotes in the U.S. with Genentech, Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $560 million in the fourth quarter (Q4 2005: $484 million) and $2.07 billion for the full year (2005: $1.83 billion), as reported by Genentech.
During the fourth quarter of 2006, Biogen Idec recognized revenue of $18 million related to TYSABRI. This amount is comprised of:
•	$10.3 million related to product sold through Elan in the U.S.; and
•	$7.2 million related to product sold in Europe.
To date, nearly 10,000 patients have been prescribed TYSABRI worldwide. Almost 8,000 patients in the U.S. have enrolled in the TOUCH Program and of these, approximately 5,000 are on therapy. Approximately 1,600 patients internationally have received TYSABRI infusions, primarily in Germany and Sweden.
Revenues from other products in the fourth quarter of 2006 were $7 million (Q4 2005: $16 million). Current revenues now include FUMADERM® (fumaric acid esters) obtained in connection with the Fumapharm acquisition. Related revenues in the prior year included AMEVIVE®(alefacept), which has since been divested.
Table 4 provides individual product revenues.
Royalties were $26 million in the fourth quarter and $86 million for the full year 2006.

Page 4 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
Financial Guidance
Biogen Idec today provided guidance for the full year 2007. The Company anticipates for 2007:
•	Total revenue growth of mid-teens percentage over 2006;
•	We expect the non-GAAP P&L to have a margin structure (as a percentage of revenues) similar to 2006, with the exception of Research and Development expense;
•	Research and Development expense of 27 — 29% of total revenues, assuming a slightly higher level of new business development than in 2006. This excludes any potential charges for acquired in-process research and development (IPR&D).
•	Non-GAAP diluted EPS will be in the range of $2.50 — $2.65. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting and merger-related adjustments, and stock option expense;
•	The Company anticipates that 2007 capital expenditures will be in the range of $250 — $300 million.
Guidance for full year 2007 GAAP diluted EPS is estimated to be in the range of $1.69 — $1.84, excluding any future acquisitions or other transactions. In order to reconcile GAAP and non-GAAP EPS guidance, we have excluded the following items from our non-GAAP EPS guidance provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be in the range of $300 — $315 million for already completed transactions; and

•	Stock options expense due to FAS 123R in 2007 is estimated to be in the range of $40 — $55 million, or approximately $0.08 — $0.11 per share.
Because the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2007, we have made no assumption regarding future purchase accounting charges in this GAAP guidance. The Company may incur charges or realize gains in 2007 which could cause actual results to vary from this guidance.
Recent Highlights
•	On November 8th, AVONEX, the most prescribed MS therapy worldwide, launched in Japan.
•	On November 11th, Biogen Idec and Genentech announced positive results from interim analyses of ongoing open-label extension studies of RITUXAN therapy in patients with RA who have had an inadequate response to previous treatment with one or more tumor necrosis factor (TNF) antagonist therapies. Interim findings showed that a greater proportion of patients achieved an American College of Rheumatology (ACR) 20, 50 or 70 response following treatment with a subsequent course of RITUXAN, in combination with methotrexate (MTX), compared to outcomes after their first course. These findings, along with data on physical function and mental and physical health measures and a preliminary safety analysis of TNF antagonist use following RITUXAN treatment, have been presented at the ACR Annual Scientific Meeting.

Page 5 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
•	On December 10th, Biogen Idec announced data from a Phase I/II study of an investigational anti-CD23 monoclonal antibody, lumiliximab, suggesting it may be synergistic with fludarabine, cyclophosphamide and rituximab (FCR), an emerging standard of care for chronic lymphocytic leukemia (CLL) patients. When added to the FCR regimen, lumiliximab demonstrated a 52 percent complete response (CR) rate in patients who have CLL that was progressing after prior therapy. The data were announced at the 48th Annual Meeting of the American Society of Hematology (ASH), held December 9-12 in Orlando. Based on the positive results of the trial, Biogen Idec is initiating a registrational global, multicenter clinical trial comparing lumiliximab plus FCR vs. FCR alone.
•	On December 15th, Biogen Idec and Elan announced the submission of a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) seeking approval to market TYSABRI in the U.S. as a treatment for patients with moderately to severely active Crohn’s disease (CD).
•	On January 9th, Biogen Idec announced the initiation of the Phase III clinical program of BG-12, an oral fumarate in development for relapsing-remitting MS.
•	On January 25th, Biogen Idec announced the initiation of a Phase III randomized, double-blind study of an investigational anti-CD80 monoclonal antibody, galiximab, for patients with lymphoma. The trial will compare treatment with galiximab in combination with RITUXAN to RITUXAN in combination with placebo in patients with follicular NHL that has relapsed or failed to respond to initial therapy.
•	On January 31st, Biogen Idec completed its acquisition of Syntonix Pharmaceuticals. Syntonix will continue to focus on discovering and developing long-acting therapeutic products to improve treatment regimens for chronic diseases, and has multiple pre-clinical programs in hemophilia. The $40 million purchase price is subject to increase to as much as $120 million if certain development milestones with respect to Syntonix’s lead product, FIX:Fc, are achieved, and we expect substantially all of the purchase price of Syntonix to be allocated to IPR&D.
•	On February 7th, Biogen Idec announced the initiation of a randomized, controlled, registration trial of an investigational anti-CD23 monoclonal antibody, lumiliximab, for patients with CLL. The trial will compare treatment with lumiliximab in combination FCR, an emerging standard of care, to FCR alone in patients with CLL that has relapsed or failed to respond to initial therapy. Lumiliximab has been granted Fast Track and Orphan Drug designations by the FDA for the above indication. Biogen Idec owns the worldwide rights to lumiliximab.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures are defined as reported, or GAAP, net income and diluted EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP

Page 6 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
(1)	Purchase accounting and merger-related adjustments — Non-GAAP net income and diluted EPS exclude certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”) and the acquisitions of Fumapharm AG and Conforma Therapeutics Corporation. These include charges for IPR&D and the incremental charge to cost of goods sold from our sale of acquired inventory that was written up to fair value at the acquisition date. Additionally, these excluded impacts include the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
(2)	Stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R — Non-GAAP net income and diluted EPS exclude the impact of our stock option expense recorded in accordance with SFAS No. 123R and the cumulative effect of an accounting change relating to its initial adoption. We believe that excluding the impact of expensing stock options and the adoption impact facilitates comparisons between 2006 and prior periods, which do not include a similar charge in reported, or GAAP, net income and diluted EPS. Additionally, in order to facilitate comparability between 2006 and prior periods, we do include the P&L impact of restricted stock awards and other cash incentives in our non-GAAP financials.
(3)	Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. Items excluded for purposes of determining non-GAAP net income and diluted EPS are gains and losses on the settlement of license agreements in connection with our Fumapharm AG acquisition and Fumedica transaction, gains and losses on the sale and impairments of long-lived assets and product lines, including Amevive and our Bio 1 facility, and severance and restructuring charges related to the planned ZEVALIN® (ibritumomab tiuxetan) disposition.
The Company has reconciled the GAAP net income and diluted EPS for the three-month periods and full years ended December 31, 2006 and 2005 to the non-GAAP measures of net income and diluted EPS in Table 3 of this press release.

Page 7 Biogen Idec Reports Full Year and Fourth Quarter 2006 Results
Conference Call and Webcast
The Company’s earnings conference call for the fourth quarter will be broadcast via the internet at 8:30 a.m. ET on February 15, 2007, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, the uncertainty of success in commercializing other products including the launch of TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in our most recent Form 10-Q filing with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
December 31, 2006
Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
REVENUES
Product	$463,617	$429,231	$1,781,313	$1,617,004
Unconsolidated joint business	217,568	181,896	810,864	708,881
Royalties	25,517	21,594	86,231	93,193
Corporate partner	1,639	132	4,641	3,422

Total revenues	708,341	632,853	2,683,049	2,422,500

COST AND EXPENSES
Cost of goods sold and royalties	62,103	113,352	274,383	373,614
Research and development	199,480	168,314	718,390	747,671
Selling, general and administrative	186,945	169,122	685,067	644,758
Amortization of acquired intangible assets	60,020	73,558	266,998	302,305
Collaboration profit (loss) sharing	(4,393)	—	(9,682)	—
Acquired in-process R&D	—	—	330,520	—
(Gain)/loss on sale and impairment of long lived assets, net	(15,584)	15,208	(16,507)	118,112
Loss/(gain) on settlement of license agreements, net	28,052	—	(6,140)	—

Total cost and expenses	516,623	539,554	2,243,029	2,186,460

Income from operations	191,718	93,299	440,020	236,040
Other (expense)/income, net	(10,647)	11,837	52,143	20,155

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	181,071	105,136	492,163	256,195
Income taxes	72,515	49,574	278,431	95,484

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	108,556	55,562	213,732	160,711
Cumulative effect of accounting change, net of income tax	—	—	3,779	—

NET INCOME	$108,556	$55,562	$217,511	$160,711

BASIC EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.32	$0.16	$0.63	$0.48
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

BASIC EARNINGS PER SHARE	$0.32	$0.16	$0.64	$0.48

DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.32	$0.16	$0.62	$0.47
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

DILUTED EARNINGS PER SHARE	$0.32	$0.16	$0.63	$0.47

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	335,645	337,884	338,585	335,586

DILUTED EARNINGS PER SHARE	343,070	345,064	345,281	346,163

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
December 31, 2006
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
ASSETS
Cash, cash equivalents and securities available-for-sale	$902,691	$850,753
Accounts receivable, net	317,353	265,742
Inventory	169,102	182,815
Other current assets	323,421	318,771

Total current assets	1,712,567	1,618,081

Long-term securities available-for-sale	1,412,238	1,204,378
Property and equipment, net	1,280,385	1,174,396
Intangible assets, net	2,747,241	2,975,601
Goodwill	1,154,757	1,130,430
Other	245,620	264,061

TOTAL ASSETS	$8,552,808	$8,366,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$582,855	$583,036
Long-term deferred tax liability	643,645	762,282
Non-current liabilities	176,530	115,753
Shareholders’ equity	7,149,778	6,905,876

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,552,808	$8,366,947

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
December 31, 2006
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
EARNINGS PER SHARE	2006	2005	2006	2005

GAAP earnings per share — Diluted	$0.32	$0.16	$0.63	$0.47
Adjustment to net income (as detailed below)	0.21	0.32	1.62	1.10

Non-GAAP earnings per share — Diluted	$0.53	$0.48	$2.25	$1.57

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$108.6	$55.6	$217.5	$160.7
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc. and Fumapharm AG	—	4.6	7.8	34.2
COGS: Stock option expense	—	—	0.1	—
COGS: Amevive divestiture	—	36.4	—	36.4
R&D: Costs associated with sale of Oceanside Manufacturing Facility	—	—	—	1.9
R&D: Severance and restructuring	—	0.5	0.3	20.3
R&D: Stock option expense	2.9	—	19.3	—
SG&A: Merger related and purchase accounting costs	—	—	0.1	—
SG&A: Severance and restructuring	0.4	11.0	2.0	19.3
SG&A: Stock option expense	4.6	—	28.9	—
Amortization of acquired intangible assets related to the merger with former Biogen, Inc., Conforma Therapeutics Corporation and Fumapharm AG	60.0	73.6	267.0	302.3
In-process research and development related to the acquisition of Conforma Therapeutics Corporation and Fumapharm AG	—	—	330.5	—
Loss/(gain) on settlement of license agreement with Fumedica and on settlement of license agreement with Fumapharm AG, net	28.1	—	(6.1)	—
(Gain)/loss on sale and impairment of long lived assets, net	(15.6)	15.2	(16.5)	111.8
Income taxes: Income tax effect of reconciling items	(5.5)	(32.3)	(70.3)	(145.2)
Cumulative effect of accounting change from adoption of FAS123R, net of income tax	—	—	(3.8)	—

Non-GAAP net income	$183.5	$164.6	$776.8	$541.7

Numbers may not foot due to rounding.

TABLE 4
Biogen Idec Inc.
December 31, 2006
Product Revenues
(in thousands)

	Three Months Ended
	December 31,
	2006	2005
PRODUCT REVENUES
Avonex®	$438,758	$413,002
Amevive®	376	12,353
Tysabri®	17,569	(196)
Zevalin®	3,879	4,072
Fumaderm®	3,035	—

Total product revenues	$463,617	$429,231

	Twelve Months Ended
	December 31,
	2006		2005
PRODUCT REVENUES
Avonex®	$1,706,719		$1,543,085
Amevive®	11,524		48,457
Tysabri®	35,831	**	4,656
Zevalin®	17,767		20,806
Fumaderm®	9,472		—

Total product revenues	$1,781,313		$1,617,004

**	Biogen Idec’s TYSABRI revenues for the twelve months ended December 31, 2006 includes $14 million of revenue that was deferred at the time of the initial TYSABRI launch in accordance with the Company’s revenue recognition policy. The revenue was recognized in Q3 2006, as the ultimate disposition of the product was determined in that period.
Numbers may not foot due to rounding.